Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of (i) our report dated April 9, 2013, except for Note 17(b), which is as of November 1, 2013, relating to the consolidated financial statements of Mavenir Systems, Inc. and its subsidiaries and (ii) our report dated December 20, 2012, relating to the consolidated financial statements of Airwide Solutions, Inc. and its subsidiaries, which reports appear in Amendment No. 4 to the Registration Statement on Form S-1 (Registration No. 333-191563) filed on November 5, 2013 and incorporated by reference in this Registration Statement.

We also consent to the reference to us under the heading “Experts” in the Registration Statement on Form S-1 incorporated by reference in this Registration Statement.

/s/ BDO USA, LLP
Dallas, Texas
November 6, 2013